UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/24/2006

INSIGHTFUL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-020992

DE	04-2842217
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1700 Westlake Ave N, Suite 500, Seattle, WA 98109
(Address of principal executive offices, including zip code)

2068022365
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)        On January 24, 2006, Paul N. Bialek notified Insightful Corporation (the "Company") that he does not intend to stand for reelection as a director of the Company at the Company's next annual meeting. Mr. Bialek intends to continue his service as a director until the next annual meeting or, if earlier, until a successor is appointed by the Company. Mr. Bialek's resignation is not related to any disagreement with the Company or its management on any matter relating to the Company's operations, policies, or practices. In 2005, Mr. Bialek became a general partner of Frazier Technology Ventures, a venture capital firm, and he has advised the Company that he desires to focus his efforts on activities related to his portfolio company investments.

        Mr. Bialek currently serves as chairman of the Company's Audit Committee and as a member of the Nominating and Corporate Governance Committee. He has served on the Company's board of directors since his appointment on April 29, 2004. The Company greatly appreciates Mr. Bialek's service as a director over the past two years, and thanks him for his financial expertise and leadership contributions during that time.

        The Nominating and Corporate Governance Committee of the Board intends to seek and recruit a new director candidate for the Company and present him for election at the Company's 2006 Annual Meeting of Stockholders. However, the Company may not be able to identify and recruit such a candidate prior to the mailing date for the proxy statement related to the annual meeting.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHTFUL CORPORATION

Date: January 27, 2006	By:	/s/ KENNETH J MOYLE JR
Kenneth J. Moyle, Jr.
General Counsel & Secretary